Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52408 and 333-66244 on Form S-8 and Registration Statement No. 333-120707 on Form S-3 of our report dated March 28, 2007, relating to the consolidated financial statements and financial statement schedule of WJ Communications, Inc. and subsidiaries (which report report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(revised 2004), “Share-Based Payment,” effective January 1, 2006), appearing in this Annual Report on Form 10-K of WJ Communications, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 28, 2007